Exhibit 99.1

LifeVantage Announces Second Quarter Fiscal Year 2013 Results

Second Quarter Net Revenue Increased 111% Over Prior Year Period to $53.4 Million

Second Quarter Operating Cash Flow Grew 16% Over Prior Year Period to $5.4 Million

Company Reiterates Full Year Fiscal 2013 Revenue Guidance

Salt Lake City, UT, February 7, 2013, LifeVantage Corporation (NASDAQ: LFVN), a company dedicated to helping people achieve healthy living through a combination of a compelling business opportunity and scientifically validated products, including its patented dietary supplement Protandim®, the Nrf2 Synergizer®, today reported financial results for the fiscal 2013 second quarter and the six months ended December 31, 2012.

Fiscal 2013 Second Quarter Highlights Compared to the Same Period Last Year Include:

•	Net revenue increased 111% to $53.4 million;

•	Operating cash flow grew 16% to $5.4 million;

•	Operating income was $487 thousand which included $5.9 million of expenses related to the voluntary product recall we announced in December;

•	Non-GAAP adjusted operating income was $6.4 million excluding one-time product recall related costs; and

•	As of December 31, 2012, cash and cash equivalents grew to $28.5 million.

Douglas C. Robinson, President and Chief Executive Officer of LifeVantage, stated, “Our second quarter results reflect strong year-over-year improvements in revenue and cash flow, underscoring the operational improvements implemented over the past year. We believe the majority of the costs associated with the voluntary recall are reflected in our second quarter results. We now have put in place even more stringent measures to further enhance our commitment to product safety. We also are experiencing continued growth in our distributor and preferred customer base and believe that our swift and transparent action towards the voluntary recall enabled us to build upon our reputational capital.”

Mr. Robinson continued, “We enter the third quarter with an expanded product line after the introduction of Canine Health, and an expanded geographic presence with the entry into Hong Kong. The introduction of our Canine Health product increased our product portfolio to three scientifically formulated products. This particular product is the only pet supplement specifically formulated to reduce oxidative stress through Nrf2 activation in dogs. Our expansion into Hong Kong is part of our global plan to grow our market presence in countries where the scientifically backed healthy living message resonates. We are now officially conducting business in Hong Kong by enrolling Independent Distributors. Our recently appointed President and Managing Director of Asia Pacific, David Toda, will oversee the day-to-day operations in Hong Kong.”

Fiscal 2013 Second Quarter Results

For the fiscal quarter ended December 31, 2012, the Company reported record net revenue of $53.4 million, compared to $25.3 million for the same period in fiscal 2012, an increase of 111%. On a sequential quarter basis, net revenue increased from $52.9 million reported for the Company’s 2013 first fiscal quarter ended September 30, 2012.

The year-over-year sales increase was driven by significant increases in the number of both active independent distributors and active preferred customers. On a sequential basis, the increase in the numbers of active distributors and active preferred customers were modest primarily due to soft seasonality through the holiday season, the previously announced transition to “on-the-ground” operations in Japan and corresponding necessity of complying with certain regulatory administrative obligations and the second quarter product recall. The number of active independent distributors, people who purchased product in the prior three months for retail and personal consumption, increased to approximately 55,000 as of December 31, 2012, compared to approximately 27,000 active independent distributors as of December 31, 2011. The number of active preferred customers, people who purchased product in the prior three months for personal consumption only with no intent to resell, increased to approximately 141,000 as of December 31, 2012, compared to approximately 65,000 active preferred customers as of December 31, 2011.

Gross profit for the second fiscal quarter ended December 31, 2012 increased to $38.8 million, compared to $21.6 million for the same period last year, delivering a gross margin of 72.5%, compared to 85.4% in the prior year period. The decrease was due to approximately $5.9 million of one-time recall related costs and a $450 thousand charge related to a write-down of marketing materials to comply with regulatory requirements. Adjusted gross profit, excluding one-time product recall costs, for the quarter ended December 31, 2012 was $44.6 million delivering an adjusted gross margin of 83.6% compared to $21.6 million and 85.4% for the prior year quarter.

Operating expenses for the second quarter of fiscal year 2013 increased to $38.3 million, or 71.6% of revenue, from $17.3 million, or 68.5% of revenue, for the prior year period. On a sequential quarter basis, operating expenses as a percentage of revenue decreased compared to 72.2% in the first fiscal quarter of 2012. The increase in the amount of operating expenses compared to the prior year quarter is due primarily to increased sales commissions which are a direct result of the Company’s higher sales volume, as well as its previously announced commitment to invest responsibly in infrastructure and resources in order to prepare for healthy, future growth. These investments include costs associated with the preparation for the launch of Canine Health, office expansions in the U.S. and Japan, additional headcount, and spending on sales promotions.

Operating income was $487 thousand for the second fiscal quarter, compared to $4.3 million in the same period last year. Adjusted operating income, excluding one-time recall related costs, was $6.4 million for the second fiscal quarter, compared to $4.3 million in the same period last year. Adjusted operating income margin, was 12.0% in the second fiscal quarter, compared to 16.9% in the same period last year and 13.1% in the first fiscal quarter of 2013. The Company expects its operating income margin to improve during the second half of fiscal 2013.

Income tax for the second quarter of fiscal 2013 was $262 thousand compared to a $1.3 million benefit for the same period last year.

Net income for the second quarter of fiscal year 2013 was $209 thousand, or $0.00 per diluted share, which includes $5.9 million of one-time costs related to the voluntary product recall. This compares to net income in the second quarter of fiscal year 2012 of $8.8 million, or $0.05 per diluted share which included a tax benefit of $1.3 million and a favorable change in fair value of derivative warrant liabilities of $3.1 million. Adjusted net income, excluding one-time costs, for the quarter ended December 31, 2012 was $3.8 million or $0.03 per diluted share.

Fiscal 2013 First Six Months Results

For the six months ended December 31, 2012, the Company reported net revenue of $106.3 million, compared to $45.4 million for the same period in fiscal 2012, a 134% increase. Including the impact of $5.9 million of one-time recall related costs, operating income was $7.3 million, compared to $7.7 million in the same period last year; net income was $4.4 million or $0.03 per diluted share, compared to $12.5 million or $0.07 per diluted share in the same period last year. Excluding one-time product recall costs, adjusted operating income, adjusted net income and adjusted diluted EPS for the six months ended December 31, 2012 were $13.3 million, $8.0 million and $0.06, respectively.

Balance Sheet & Liquidity

The Company’s cash and cash equivalents at December 31, 2012 were $28.5 million, compared to $24.6 million at the end of fiscal 2012. The Company generated $5.4 million of cash flow from operations in the second quarter of fiscal year 2013, compared to $4.7 million for the same period last year.

Dave Colbert, the Company’s Chief Financial Officer, commented, “We are pleased with our overall financial position as we enter the second half of fiscal 2013. During the second fiscal quarter, we continued our investment in infrastructure and responsible growth as reflected in our increase in resources and property plant and equipment. During this period we also strengthened our product manufacturing by implementing enhanced processes and multiple redundancies following the previously announced voluntary product recall. We believe the majority of cost of the recall has been captured in our second fiscal quarter and we are focused on continuous improvement and future revenue growth.”

Fiscal Year 2013 Guidance

The Company anticipates continued strong growth in fiscal 2013 and is reiterating its previously issued revenue guidance and revising profitability guidance. LifeVantage expects to generate revenue for fiscal 2013 in the range of $250 million to $260 million. Due to the one-time recall related costs recorded in the second quarter of $5.9 million and anticipated higher manufacturing related costs, the company expects a gross margin of approximately 82% for the full year and to generate operating income in the range of $27.1 million to $31.0 million compared to the previous range of $34.5 million to $38.2 million. Operating margins are expected to be in the range of 10.8% to 11.9% compared to the previous range of 13.8% to 14.7%. The Company expects to generate earnings per diluted share in the range of $0.13 to $0.15, compared to the previous guidance of $0.18 to $0.20, based on an effective tax rate of 39.6% and an estimated weighted average diluted shares outstanding of 129 million.

Conference Call Information

The Company will hold an investor conference call today at 2:30 p.m. Mountain time (4:30 p.m. Eastern time). Investors interested in participating in the live call can dial (888) 713-4502 from the U.S. International callers can dial (913) 312-0418. A telephone replay will be available approximately two hours after the call concludes and will be available through Saturday, February 9, 2013, by dialing (877) 870-5176 from the U.S. and entering confirmation code 1086714, or (858) 384-5517 from international locations, and entering confirmation code1086714.

There also will be a simultaneous, live webcast available on the Investor Relations section of the Company’s web site at http://investor.lifevantage.com/events.cfm. The webcast will be archived for approximately 30 days.

About LifeVantage Corporation

LifeVantage Corporation (NASDAQ: LFVN), a leader in Nrf2 science and the maker of Protandim®, the Nrf2 Synergizer® patented dietary supplement, is a science based nutraceutical company. LifeVantage is dedicated to visionary science that looks to transform wellness and anti-aging internally and externally with products that dramatically reduce oxidative stress at the cellular level. The Company was founded in 2003 and is headquartered in Salt Lake City, UT.

Forward Looking Statements

This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believe,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates,” “look forward to” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Examples of forward-looking statements include, but are not limited to, statements we make regarding anticipated product expansion, international expansion, our revenue, operating income, operating margins, earnings per share, cash flow from operations and future investment and growth, as well as statements regarding costs associated with our product recall and improvements made in our manufacturing processes. Such forward-looking statements are not guarantees of performance and the Company’s actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, the Company’s inability to successfully expand our operations in existing and other markets and thereafter manage our growth; the Company’s ability to strengthen its business in Japan; the Company’s reliance on third party suppliers and manufacturers; the Company’s ability to retain independent distributors or to attract new independent distributors on an ongoing basis; the Company’s ability to expand its product offerings; violations of law or our procedures by the Company’s independent distributors; the potential for third-party and governmental actions involving the Company’s network marketing efforts; the potential for product liability claims against the Company; the risk that government regulators and regulations could adversely affect the Company’s business; future laws or regulations may hinder or prohibit the production or sale of the Company’s existing product and any future products; unfavorable publicity could materially hurt the Company’s business; the Company’s ability to access raw materials for its Products as it grows; risks associated with foreign currency fluctuations; and the Company’s ability to protect its intellectual property rights and the value of its product. These and other risk factors are discussed in greater detail in the Company’s Annual Report on Form 10-K and its Quarterly Report on Form 10-Q under the caption “Risk Factors,” and in other documents filed by the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.

About Non-GAAP Financial Measures

We define Adjusted Gross Profit as Gross Profit as determined in accordance with GAAP excluding certain costs associated with the product recall included in GAAP cost of sales. We define Adjusted Gross Margin as gross margin as determined in accordance with GAAP (gross profit as a percentage of sales, net) excluding the costs associated with the product recall. We define Adjusted Operating Income as Operating Income excluding certain costs associated with the product recall. We define Adjusted Net Income as Net Income excluding certain costs associated with the product recall and the applicable tax impacts associated with these items. Adjusted EPS is calculated based on Adjusted Net Income and the weighted average number of common and potential common shares outstanding during the period. Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS may not be comparable to similarly titled measures reported by other companies.

We are presenting Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS because management believes that excluding the product recall costs from the relevant GAAP measures, when viewed with our results under GAAP and the accompanying reconciliations provides useful information about our period-over-period growth and profitability and provides additional information that is useful for evaluating our operating performance. Each of Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS is presented solely as a supplemental disclosure because: (i) we believe it is a useful tool for investors to assess the operating performance of the business without the effect of these items; and (ii) we use Adjusted Gross Profit, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS internally as a benchmark to evaluate our operating performance or compare our performance to that of our competitors. The use of Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS has limitations and you should not consider these measures in isolation from or as an alternative to the relevant GAAP measures, including gross profit, gross margin, operating income, net income or net income per diluted share prepared in accordance with GAAP, or as a measure of profitability or liquidity.

The tables below set forth the reconciliation of Adjusted Gross Profit, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS, all of which are non-GAAP financial measures, to Operating Income, Net Income, and Diluted EPS, our most directly comparable financial measures presented in accordance with GAAP.

Investor Relations Contact:

Cindy England (801) 432-9036

Director of Investor Relations

-or-

John Mills (310) 954-1105

Senior Managing Director, ICR, LLC

LIFEVANTAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	As of,
(In thousands, except per share data)	December 31, 2012	June 30, 2012
ASSETS
Current assets
Cash and cash equivalents	$28,466	$24,648
Accounts receivable	728	333
Inventory	9,552	11,353
Current deferred income tax asset	1,244	1,244
Prepaid expenses and deposits	4,348	1,250

Total current assets	44,338	38,828

Long-term assets
Property and equipment, net	5,671	1,997
Intangible assets, net	1,814	1,882
Long-term deferred income tax asset	1,480	1,479
Deposits	1,525	342

TOTAL ASSETS	$54,828	$44,528

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,778	$3,615
Commissions payable	6,235	5,631
Reserve for sales returns	742	863
Accrued bonuses	150	2,287
Income tax payable	534	546
Other accrued expenses	5,723	2,932
Customer deposits	575	154

Total current liabilities	18,737	16,028

Long-term liabilities
Other long-term liabilities	1,058	217

Total liabilities	19,795	16,245

Commitments and contingencies
Stockholders’ equity
Preferred stock - par value $.001, 50,000 shares authorized; no shares issued or outstanding	—	—
Common stock - par value $.001, 250,000 shares authorized; 113,740 and 110,174 issued and outstanding as of December 31, 2012 and June 30, 2012, respectively	115	111
Additional paid-in capital	107,702	105,154
Accumulated deficit	(72,826)	(76,961)
Currency translation adjustment	42	(21)

Total stockholders’ equity	35,033	28,283

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$54,828	$44,528

LIFEVANTAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE

INCOME

(Unaudited)

	For the three months ended December 31,		For the six months ended December 31,
(In thousands, except per share data)	2012	2011	2012	2011
Sales, net	$53,438	$25,284	$106,297	$45,367
Cost of sales	8,799	3,680	16,606	6,636
Product recall costs	5,879	—	5,879	—

Gross profit	38,760	21,604	83,812	38,731

Operating expenses:
Sales and marketing	29,593	13,878	59,133	24,420
General and administrative	7,495	3,036	15,404	5,876
Research and development	742	312	1,257	546
Depreciation and amortization	443	97	681	177

Total operating expenses	38,273	17,323	76,475	31,019

Operating income	487	4,281	7,337	7,712
Other income (expense):
Other expense	(16)	26	(1)	(13)
Change in fair value of derivative warrant liabilities	—	3,142	—	3,947

Total other income (expense)	(16)	3,168	(1)	3,934

Net income before income taxes	471	7,449	7,336	11,646
Income tax expense	(262)	1,309	(2,963)	837

Net income	$209	$8,758	$4,373	$12,483

Net income per share, basic	$0.00	$0.09	$0.04	$0.13

Net income per share, diluted	$0.00	$0.05	$0.03	$0.07

Weighted average shares, basic	113,449	99,409	112,158	99,184
Weighted average shares, diluted	127,131	121,231	126,046	121,003

Other comprehensive income, net of tax:
Foreign currency translation adjustment	68	8	63	92

Other comprehensive income	$68	$8	$63	$92

Comprehensive income	$277	$8,766	$4,436	$12,575

Reconciliation of GAAP Gross Profit to Non-GAAP Adjusted Gross Profit:

	For the three months ended		For the six months ended
	December 31,		December 31,
(In thousands)	2012	2011	2012	2011
GAAP Gross Profit	$38,760	$21,604	$83,812	$38,731

Adjustments:
Cost of sales associated with product recall	5,879	—	5,879	—

Total adjustments	5,879	—	5,879	—

Non-GAAP Adjusted Gross Profit	$44,639	$21,604	$89,691	$38,731

Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income:

	For the three months ended		For the six months ended
(In thousands)	2012	2011	2012	2011
GAAP Operating Income	$487	$4,282	$7,337	$7,712

Adjustments:
Costs associated with product recall:
Cost of sales	5,879	—	5,879	—
General and administrative	71	—	71	—

Total adjustments	5,950	—	5,950	—

Non-GAAP Adjusted Operating Income	$6,437	$4,282	$13,287	$7,712

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income and related Adjusted Earnings Per Share:

	For the three months ended		For the six months ended
(In thousands)	2012	2011	2012	2011
GAAP Net Income	$209	$8,759	$4,373	$12,483

Adjustments:
Costs associated with product recall:
Cost of sales	5,879	—	5,879	—
General and administrative	71	—	71	—
Tax impact of adjustments	(2,358)	—	(2,358)	—

Total adjustments	3,592	—	3,592	—

Non-GAAP Adjusted Net Income and Adjusted EPS	$3,801	$8,759	$7,965	$12,483

Diluted Shares	127,131	121,231	126,046	121,003

Non-GAAP Adjsuted Diluted EPS	$0.03	$0.05	$0.06	$0.07